EXHIBIT 99.2
URBAN EDGE PROPERTIES LP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the accompanying audited consolidated and combined financial statements and related notes included in Exhibit 99.1 of this Form 8-K, which we refer to as the "accompanying consolidated and combined financial statements." In this discussion, unless the context suggests otherwise, references to "we," "us," "our" and the "Operating Partnership" refer to Urban Edge Properties LP (the “Operating Partnership” and/or the “Partnership”) after giving effect to the transfer of assets and liabilities from Vornado Realty Trust's ("Vornado") (NYSE:VNO) former shopping center business. Prior to the separation, the portfolio is referred to as "UE Businesses."

Overview

Urban Edge Properties LP is a Delaware limited partnership. Urban Edge Properties (“UE” or “Urban Edge”) (NYSE: UE) is the sole general partner of, and owned approximately 94.2% of the common limited partnership interest in the Operating Partnership at December 31, 2015.
The Operating Partnership was formed to serve as Urban Edge’s majority-owned partnership subsidiary and to own, through affiliates, all of Urban Edge’s real estate properties and other assets. Urban Edge is a Maryland real estate investment trust that owns, manages, acquires, develops, redevelops and operates retail real estate in high barrier-to-entry markets. The Partnership and Urban Edge were created to own the majority of Vornado's former shopping center business.
Prior to its separation on January 15, 2015, UE was a wholly owned subsidiary of Vornado. Pursuant to a separation and distribution agreement between UE and Vornado (the “Separation Agreement”), the interests in certain properties held by Vornado’s operating partnership, Vornado Realty L.P. (“VRLP”), were contributed or otherwise transferred to UE in exchange for 100% of UE’s outstanding common shares. Following that contribution, VRLP distributed 100% of UE’s outstanding common shares to Vornado and the other common limited partners of VRLP, pro rata with respect to their ownership of common limited partnership units in VRLP. Vornado then distributed all of the UE common shares it had received from VRLP to Vornado common shareholders on a pro rata basis. As a result, VRLP common limited partners and Vornado common shareholders all received common shares of UE in the spin-off at a ratio of one common share of UE to every two VRLP common units and every two common shares of Vornado.
Substantially concurrently with such distribution, the interests in certain properties held by VRLP, including interests in entities holding properties, were contributed or otherwise transferred to the Operating Partnership in exchange for approximately 5.4% of units of interest in the Operating Partnership (“OP Units”).
As part of the separation, Vornado capitalized UE with $225 million of cash. Vornado also paid $21.9 million of the transaction costs incurred in connection with the separation, which is reflected within Contributions from Vornado in the accompanying consolidated and combined statement of changes in equity. Of the $21.9 million transaction costs, $17.4 million were contingent on the completion of the separation. The remaining $4.5 million of transaction costs were allocated to net loss attributable to Vornado in the accompanying consolidated and combined statement of changes in equity.
Urban Edge will elect to be treated as a real estate investment trust (“REIT”) in connection with the filing of its federal income tax return as of and for the year ended December 31, 2015, subject to their ability to meet the requirements to be treated as a REIT at the time of election, and Urban Edge intends to maintain this status in future periods.
For periods prior to the date of the separation, our historical combined financial results for UE Businesses reflect charges for certain corporate costs which we believe are reasonable.  These charges were based on either actual costs incurred by Vornado or a proportion of costs estimated to be applicable to the UE Businesses based on an analysis of key metrics including total revenues, real estate assets, leasable square feet and operating income.  Such costs do not necessarily reflect what the actual costs would have been if the Partnership were operating as a separate stand-alone public company.  These charges are discussed further in Note 5 — Related Party Transactions in the accompanying consolidated and combined financial statements.

As of December 31, 2015, Urban Edge’s portfolio consisted of 80 shopping centers, three malls and a warehouse park totaling 14.8 million square feet.

Operating Strategies. Our operating strategy is to maximize the value of our existing assets through proactive management encompassing: continuous asset evaluation for highest-and-best-use; efficient and cost-conscious operations that minimize retailer operating expense and preserve property quality; and thoughtful leasing to the most desirable tenants. During 2015, we accomplished the following leasing:

•
signed 49 new leases totaling 682,995 square feet, including 31 new leases on a same-space(1) basis totaling 311,089 square feet at an average rental rate of $25.64 per square foot on a cash basis in 2015 as compared to the prior in-place average rent of $23.56 per square foot on a cash basis, resulting in an 8.8% average rent spread on a cash basis;

•
renewed or extended 60 leases totaling 713,545 square feet, including 60 leases on a same-space basis totaling 713,545 square feet at an average rental rate of $20.48 per square foot on a cash basis in 2015 as compared to the prior in-place average rent of $18.92 per square foot on a cash basis, an 8.3% average rent spread on a cash basis;

•	increased consolidated retail portfolio occupancy(2) to 96.2% as of December 31, 2015 from 95.8% as of December 31, 2014; and

•	increased same-property retail portfolio occupancy(3) to 97.2% as of December 31, 2015 from 96.3% as of December 31, 2014.
Investment Strategies. Our investment strategy is to selectively deploy capital through a combination of acquisitions, redevelopment and development in our target markets that is expected to generate attractive risk-adjusted returns and, at the same time, to sell assets that no longer meet our investment criteria. In addition to creating value from our existing assets through proactive management, when appropriate, we will redevelop those assets, will pursue new developments on them and will acquire properties adjacent to them. During 2015, we:

•	increased the number of active development and redevelopment projects which have a total expected investment of $122.8 million of which $91.0 million remains to be funded;

•	identified approximately $200.0 million of planned expansions and renovations expected to be completed over the next several years;

•	acquired Pan Bay Center (subsequently renamed Cross Bay Commons) in Queens, NY for an aggregate purchase price of $27.0 million;

•	acquired an outparcel adjacent to Bergen Town Center for $2.8 million; and

•	acquired an outparcel adjacent to the existing Lawnside shopping center for $0.4 million.
Capital Strategies. Our capital strategy is to keep our balance sheet flexible and capable of supporting growth by using cash flow from operations, borrowing under our existing line of credit and reinvesting funds from selective asset sales. During 2015, we:

•
modified a $120.0 million, 6.04% mortgage loan secured by Montehiedra, extending the maturity date from July 2016 to July 2021 and separating the principal into two tranches, a senior $90.0 million position with interest at 5.33% paid currently and a junior $30.0 million position with interest accruing at 3.0%;

•	closed on a $500 million revolving credit agreement with a four-year term and two six-month extension options with no amounts drawn as of December 31, 2015;

•	prepaid $29.1 million in mortgage loans; and

•	ended the year with cash and cash equivalents of $169.0 million as of December 31, 2015.
2016 Outlook. We seek growth in earnings, funds from operations, and cash flows primarily through a combination of the following:

•	leasing vacant spaces, extending expiring leases at higher rents, processing the exercise of tenant options and, when possible, replacing underperforming tenants with tenants that can pay higher rent;

•	expediting the delivery of space to and the collection of rent from tenants with executed leases that have not yet commenced;

•	creating additional value from our existing assets by redevelopment of existing space, development of new space such as expansion and pad sites and by anchor repositioning; and

•
disposing of non-core assets and, when possible, reinvesting the proceeds in the redevelopment of and/or new development on existing properties and in acquiring additional properties meeting our investment criteria.

(1)The “same-space” designation is used to compare leasing terms (cash leasing spreads) from the prior tenant to the new/current tenant. In some cases, leases are excluded from "same-space" because the gross leasable area of the prior lease is combined/divided to form a larger/smaller, non-comparable space.

(2)Our retail portfolio includes shopping centers and malls and excludes warehouses.

(3) Information provided on a same-property basis includes the results of properties that were owned and operated for the entirety of the reporting periods being compared and excludes properties that were under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and properties acquired, sold, or in the foreclosure process during the periods being compared and totals 79 properties as of December 31, 2015 and 2014.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, referred to as “GAAP”, requires management to make estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenue and expenses. These estimates are prepared using management’s best judgment, after considering past and current events and economic conditions. In addition, certain information relied upon by management in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third party experts. Actual results could differ from these estimates. Management considers an accounting estimate to be critical if changes in the estimate could have a material impact on our consolidated and combined results of operations or financial condition.

Our significant accounting policies are more fully described in Note 3 to the accompanying consolidated and combined financial statements; however, the most critical accounting policies, which involve the use of estimates and assumptions as to future uncertainties and, therefore, may result in actual amounts that differ from estimates, are as follows:

Real Estate — The nature of our business as an owner, redeveloper and operator of retail shopping centers means that we invest significant amounts of capital into our properties. Depreciation, amortization and maintenance costs relating to our properties constitute substantial costs for us as well as the industry as a whole. Real estate is capitalized and depreciated on a straight-line basis in accordance with GAAP and consistent with industry standards based on our best estimates of the assets’ physical and economic useful lives which range from 3 to 40 years. We periodically review the estimated lives of our assets and implement changes, as necessary, to these estimates. These assessments have a direct impact on our net income. Real estate is carried at cost, net of accumulated depreciation and amortization. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements that improve or extend the useful lives of assets are capitalized.

Real estate undergoing redevelopment activities is also carried at cost but no depreciation is recognized. All property operating expenses directly associated with and attributable to, the redevelopment, including interest, are capitalized to the extent the capitalized costs of the property do not exceed the estimated fair value of the redeveloped property when completed. If the cost of the redeveloped property, including the net book value of the existing property, exceeds the estimated fair value of redeveloped property, the excess is charged to impairment expense. The capitalization period begins when redevelopment activities are underway and ends when the project is substantially complete. Generally, a redevelopment is considered substantially completed and ready for its intended use upon completion of tenant improvements, but no later than one year from completion of major construction activity. We make judgments as to the time period over which to capitalize such costs and these assumptions have a direct impact on net income because capitalized costs are not subtracted in calculating net income.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above and below-market leases, acquired in-place leases and tenant relationships) and acquired liabilities. We assess fair value based on estimated cash flow projections utilizing appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions. Based on these estimates, we allocate the purchase price to the applicable assets and liabilities.

In allocating the purchase price to identified intangible assets and liabilities of an acquired property, the value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts, including fixed rate below-market renewal options, to be paid pursuant to the in-place leases and our estimate of the market lease rates and other lease provisions for comparable leases measured over a period equal to the estimated remaining term of the lease. Tenant related intangibles and improvements are amortized on a straight-line basis over the related lease term, including any bargain renewal options. We amortize identified intangibles that have finite lives over the period they are expected to contribute directly or indirectly to the future cash flows of the property or business acquired. We consider qualitative and quantitative factors in evaluating the likelihood of a tenant exercising a below market renewal option and include such renewal options in the calculation of in-place leases. If the value of below-market lease intangibles includes renewal option periods, we include such renewal periods in the amortization period utilized. If a lease terminates prior to its stated expiration, all unamortized amounts relating to that lease are written off.

Our properties are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to our consolidated and combined financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

Allowance for Doubtful Accounts — We make estimates of the collectibility of our current accounts receivable and straight-line rents receivable which require significant judgment by management. The collectibility of receivables is affected by numerous factors including current economic conditions, bankruptcies, and the ability of the tenant to perform under the terms of their lease agreement. While we make estimates of potentially uncollectible amounts and provide an allowance for them through bad debt expense, actual collectibility could differ from those estimates which could affect our net income.

With respect to the allowance for current uncollectible tenant receivables, we assess the collectibility of outstanding receivables by evaluating such factors as nature and age of the receivable, credit history and current financial condition of the specific tenant including our assessment of the tenant’s ability to meet its contractual lease obligations, and the status of any pending disputes or lease negotiations with the tenant.

The straight-line receivable arises from earnings recognized in excess of amounts currently due under the lease agreements. Due to the nature of the straight-line receivable, the collection period of these amounts typically extends beyond one year. The extended collection period for straight-line rents along with our evaluation of tenant credit risk may result in the deferral of a portion of straight-line rental income until the collection of such income is reasonably assured. These estimates have a direct impact on our earnings.

Revenue Recognition — We have the following revenue sources and revenue recognition policies:

•
Base Rent - income arising from minimum lease payments from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis which includes the effects of rent steps and rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. In addition, in circumstances where we provide a lease incentive to tenants, we recognize the incentive as a reduction of rental revenue on a straight-line basis over the term of the lease.

•
Percentage Rent - income arising from retail tenant leases that is contingent upon tenant sales exceeding defined thresholds. These rents are recognized only after the contingency has been removed (i.e., when tenant sales thresholds have been achieved).

•
Expense Reimbursements - revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This revenue is accrued in the same periods as the expenses are incurred.

•
Management, Leasing and Other Fees - income arising from contractual agreements with third parties or with partially owned entities. This revenue is recognized as the related services are performed under the respective agreements.

Recent Accounting Pronouncements

See Note 3 to the accompanying audited consolidated and combined financial statements for information regarding recent accounting pronouncements that may affect us.

Results of Operations
We derive substantially all of our revenue from rents received from tenants under existing leases on each of our properties. This revenue includes fixed based rents, recoveries of expenses that we have incurred and that we pass through to the individual tenants and percentage rents that are based on specified percentages of tenants’ revenue, in each case as provided in the respective leases.
Our primary cash expenses consist of our property operating and capital expenses, general and administrative expenses, and interest and debt expense. Property operating expenses include: real estate taxes, repairs and maintenance, management expenses, insurance, and utilities; general and administrative expenses include payroll, office expenses, professional fees, acquisition costs, and other administrative expenses; and interest expense is primarily on our mortgage debt and amortization of deferred financing costs on our revolving credit facility. In addition, we incur substantial non-cash charges for depreciation and amortization on our properties. We also capitalize certain expenses, such as taxes, interest, and salaries related to properties under development or redevelopment until the property is ready for its intended use.

Our consolidated and combined results of operations often are not comparable from period to period due to the impact of property acquisitions, dispositions, developments and redevelopments. The results of operations of any acquired property are included in our financial statements as of the date of its acquisition.
Throughout this section, we have provided certain information on a “same-property” basis which includes the results of operations that we consolidated (or combined), owned and operated for the entirety of both periods being compared. Information provided on a same-property basis excludes properties that were under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and properties acquired, sold, or in the foreclosure process during the periods being compared. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when a property is considered to be a redevelopment property because it is undergoing significant renovation or re-tenanting pursuant to a formal plan and is expected to have a significant impact on property operating income based on the retenanting that is occurring. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally the earlier of one year after construction is substantially complete or when GLA related to the redevelopment is 90% leased. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment.

We calculate same-property cash NOI using operating income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense, and income or expenses that we do not believe are representative of ongoing operating results, if any.

The most directly comparable GAAP financial measure to cash NOI is net income. Cash NOI excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. We calculate cash NOI by adjusting GAAP operating income to add back depreciation and amortization expense, general and administrative expenses, real estate impairment losses and non-cash ground rent expense, and deduct non-cash rental income resulting from the straight-lining of rents and amortization of acquired below market leases net of above market leases.

We use cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. Further, we believe cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. As such, cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company’s properties. Cash NOI and same-property cash NOI should not be considered substitutes for operating income or net income and may not be comparable to similarly titled measures employed by others.

Same-Property Cash NOI

Same-property cash NOI increased by $7.1 million, or 4.1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014.

The following table reconciles net income to cash NOI and same-property cash NOI for the year ended December 31, 2015 and 2014.

	For the year ended December 31,
(Amounts in thousands)	2015	2014
Net income	$41,348	$65,794
Add: income tax expense	1,294	1,721
Income before income taxes	42,642	67,515
Interest income	(150)	(35)
Interest and debt expense	55,584	54,960
Operating income	98,076	122,440
Depreciation and amortization	57,253	53,653
General and administrative expense	32,044	17,820
Transaction costs	24,011	8,604
Subtotal	211,384	202,517
Less: non-cash revenue and expenses	(6,122)	(9,349)
Cash NOI(1)	205,262	193,168
Adjustments:
Cash NOI related to properties being redeveloped(1)	(16,039)	(15,598)
Tenant bankruptcy settlement and lease termination income	(4,022)	(260)
Management and development fee income from non-owned properties	(2,261)	(535)
Environmental remediation costs	1,379	(272)
Cash NOI related to properties acquired, disposed or in foreclosure(1)	(611)	(471)
Real estate tax settlement income related to prior periods	(532)	—
Other(2)	(69)	(53)
Subtotal adjustments	(22,155)	(17,189)
Same-property cash NOI	$183,107	$175,979
(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.

Comparison of the Year Ended December 31, 2015 to 2014

Net income for the year ended December 31, 2015 was $41.3 million compared to net income of $65.8 million for the year ended December 31, 2014. The following table summarizes certain line items from our consolidated and combined statements of income that we believe are important in understanding our operations and/or those items which significantly changed in the year ended December 31, 2015 as compared to the same period of 2014:

	For the year ended December 31,
(Amounts in thousands)	2015	2014	$ Change
Total revenue	$322,945	$315,676	$7,269
Real estate taxes	$49,311	$49,835	$(524)
Property operating expenses	$50,595	$51,988	$(1,393)
Depreciation and amortization	$57,253	$53,653	$3,600
General and administrative expenses	$32,044	$17,820	$14,224
Transaction costs	$24,011	$8,604	$15,407
Interest and debt expense	$55,584	$54,960	$(624)
Income tax expense	$1,294	$1,721	$427

Total revenue increased by $7.2 million to $322.9 million in 2015 from $315.7 million in 2014. The increase is primarily attributable to:

•	$3.7 million of tenant bankruptcy settlement and lease termination income;

•	$2.7 million in tenant expense reimbursements as a result of higher occupancy and recoverable costs; and

•	$1.7 million in management and development fees due to additional properties under management;

•	partially offset by a net decrease in property rentals of $0.9 million.
Real estate tax expenses decreased by $0.5 million to $49.3 million in 2015 from $49.8 million in 2014. The decrease is primarily attributable to $0.5 million of real estate tax settlement income received in 2015 related to prior periods.
Property operating expenses decreased by $1.4 million to $50.6 million in 2015 from $52.0 million in 2014. The decrease is primarily attributable to:

•	$0.8 million lower utility and insurance costs including amounts capitalized for properties in redevelopment;

•	$0.7 million of landlord costs associated with deferred maintenance on vacancies and other non-recurring expenses incurred in the fourth quarter of 2014;

•	partially offset by $0.1 million higher other property operating expenses incurred in the year ended December 31, 2015.
General and administrative expenses increased by $14.2 million to $32.0 million in 2015 from $17.8 million in 2014. The increase is primarily attributable to:

•	$7.1 million of share-based compensation expense, including the one-time issuance of LTIP units to certain executives in connection with our separation transaction; and

•	$7.1 million associated with operating as a separate, publicly traded company including added headcount and a separate executive team.
Transaction costs increased $15.4 million to $24.0 million in 2015 from $8.6 million in 2014. The increase is primarily attributable to:

•	$13.3 million of transaction costs incurred in connection with the separation transaction including $10.0 million of professional fees and $3.3 million of transfer taxes; and

•	$2.1 million of transaction costs related to acquisitions and potential transactions in 2015.
Interest and debt expense increased $0.6 million to $55.6 million in 2015 from $55.0 million in 2014. The increase is primarily attributable to:

•	$3.1 million related to recognition of a full year of interest on financing obtained for Las Catalinas on July 16, 2014;

•	$1.6 million of fees and amortization of deferred financing costs associated with the revolving credit facility entered into on January 15, 2015;

•	partially offset by $1.9 million of interest capitalized related to development projects in 2015;

•	$1.7 million of interest on $29.1 million of loans repaid during the first quarter of 2015 and $28.0 million of loans repaid in 2014; and

•	$0.5 million of interest due to the lowering of the interest rate of the mortgage loan secured by Montehiedra from 6.04% to 5.33% in connection with the debt restructuring on January 6, 2015.
Income tax expense decreased $0.4 million to $1.3 million in 2015 from $1.7 million in 2014. The decrease is attributable to an adjustment to update the projected annual income tax provision on our Puerto Rico properties based on estimated taxable income.

Comparison of the Year Ended December 31, 2014 to 2013

Net income for the year ended December 31, 2014 was $65.8 million compared to net income of $109.3 million for the year ended December 31, 2013. The following table summarizes certain line items from our consolidated and combined statements of income that we believe are important in understanding our operations and/or those items which significantly changed in the year ended December 31, 2014 as compared to the same period of 2013:

	For the year ended December 31,
(Amounts in thousands)	2014	2013	$ Change
Total revenue	$315,676	$362,995	$(47,319)
Property operating expenses	$51,988	$45,845	$6,143
General and administrative expenses	$17,820	$19,376	$(1,556)
Real estate impairment loss	$—	$19,000	$(19,000)
Transaction costs	$8,604	$—	$8,604
Interest and debt expense	$54,960	$55,789	$(829)
Income tax expense	$1,721	$2,100	$(379)

Total revenue decreased by $47.3 million to $315.7 million in 2014 from $363.0 million in 2013. The decrease is primarily attributable to:

•	$59.6 million as a result of a litigation settlement with Stop & Shop recognized in the year ended December 31, 2013;

•	partially offset by $8.7 million in tenant expense reimbursements due to higher real estate taxes and reimbursable property operating expenses;

•	$4.3 million in property rentals due to higher average rents and higher average occupancy in 2014; and

•	$0.7 million in other income due to certain one-time income items recognized in 2013.
Property operating expenses increased by $6.2 million to $52.0 million in 2014 from $45.8 million in 2013. The increase is primarily attributable to an increase in the amount of repairs and maintenance costs in the year ended December 31, 2014 including $3.3 million of higher snow removal costs.
General and administrative expenses decreased $1.6 million to $17.8 million in 2014 from $19.4 million in 2013. The decrease is primarily attributable to a lower average head count.
Transaction costs increased $8.6 million to $8.6 million in 2014. This increase is primarily attributable to:

•	$5.4 million of professional fees associated with the separation transaction; and

•	$3.2 million in a cash make-whole payment to Jeffrey S. Olson, Chairman and Chief Executive Officer of UE in accordance with his employment agreement.
Interest and debt expense decreased $0.8 million to $55.0 million in 2014 from $55.8 million in 2013. The decrease is primarily attributable to $0.8 million of interest associated with the repayment and refinancing of the existing mortgage loan secured by Bergen Mall in March 2013.
Income tax expense decreased by $0.4 million to $1.7 million in 2014 from $2.1 million in 2013. The decrease was attributable to an adjustment to update the projected annual income tax provision on our Puerto Rico properties based on estimated taxable income.

Liquidity and Capital Resources

Property rental income is our primary source of cash flow and is dependent on a number of factors including our occupancy level and rental rates, as well as our tenants’ ability to pay rent. Our properties provide us with a relatively consistent stream of cash flow that enables us to pay operating expenses, debt service and recurring capital expenditures. Other sources of liquidity to fund cash requirements include proceeds from financings and asset sales. We anticipate that cash flows from continuing operations over the next 12 months, together with existing cash balances, will be adequate to fund our business operations, debt amortization and recurring capital expenditures.

Distributions

Urban Edge's Board of Trustees declared quarterly distributions of $0.20 per common unit for each of the quarters in 2015, or an annual rate of $0.80. We expect to pay regular cash distributions, however, the timing, declaration, amount and payment of distributions to Urban Edge's shareholders falls within the discretion of Urban Edge's Board of Trustees. Urban Edge's Board of Trustees' decisions regarding the payment of distributions depends on many factors, such as maintaining Urban Edge's REIT tax status, our financial condition, earnings, capital requirements, debt service obligations, limitations under financing arrangements, industry practice, legal requirements, regulatory constraints, and other factors.

Financing Activities and Contractual Obligations

Below is a summary of our outstanding debt and maturities as of December 31, 2015.

		Interest Rate at	Principal Balance at
(Amounts in thousands)	Maturity	December 31, 2015	December 31, 2015
Cross collateralized mortgage loan:
Fixed Rate	9/10/2020	4.33%	$533,459
Variable Rate(1)	9/10/2020	2.36%	60,000
Total cross collateralized			593,459
First mortgages secured by:
North Bergen (Tonnelle Avenue)	1/9/2018	4.59%	75,000
Englewood(3)	10/1/2018	6.22%	11,537
Montehiedra Town Center, Senior Loan(2)	7/6/2021	5.33%	88,676
Montehiedra Town Center, Junior Loan(2)	7/6/2021	3.00%	30,000
Bergen Town Center	4/8/2023	3.56%	300,000
Las Catalinas	8/6/2024	4.43%	130,000
Mount Kisco (Target)	11/15/2034	6.40%	15,285
Total mortgages payable			1,243,957
Unamortized debt issuance costs			(9,974)
Total mortgages payable, net unamortized debt issuance costs			$1,233,983

(1)	Subject to a LIBOR floor of 1.00%, bears interest at LIBOR plus 136 bps.

(2)
On January 6, 2015, we completed the modification of the $120.0 million, 6.04% mortgage loan secured by Montehiedra. Refer to Note 7- Mortgages Payable of the accompanying consolidated and combined financial statements.

(3)
On March 30, 2015, we notified the lender that due to tenants vacating, the property’s operating cash flow will be insufficient to pay the debt service; accordingly, at our request, the mortgage loan was transferred to the special servicer. As of December 31, 2015 we were in default and remain in discussions with the special servicer to restructure the terms of the loan including the possibility that the lender will take possession of the property.

The net carrying amount of real estate collateralizing the above indebtedness amounted to approximately $863.9 million as of December 31, 2015.  Our mortgage loans contain covenants that limit our ability to incur additional indebtedness on these properties and in certain circumstances, require lender approval of tenant leases and/or yield maintenance upon repayment prior to maturity. As of December 31, 2015, we were in compliance with all debt covenants.

On January 15, 2015, we entered into a $500 million unsecured Revolving Credit Agreement (the “Agreement”) with certain financial institutions. The Agreement has a four-year term with two six-month extension options. Borrowings under the Agreement are subject to interest at LIBOR plus 1.15% and we are required to pay an annual facility fee of 20 basis points. Both the spread over LIBOR and the facility fee are based on our current leverage ratio and are subject to increase if our leverage ratio increases above predefined thresholds. The Agreement contains customary financial covenants including a maximum leverage ratio of 60% and a minimum fixed charge coverage ratio of 1.5x. No amounts have been drawn to date under the Agreement.

During the year ended December 31, 2013, Montehiedra Town Center (“Montehiedra”), our property in the San Juan area of Puerto Rico, was experiencing financial difficulties which resulted in a substantial decline in its net operating cash flows. As such, we transferred the mortgage loan secured by Montehiedra to the special servicer and discussed restructuring the terms of the mortgage loan. In January 2015 we completed the modification of the $120.0 million, 6.04% mortgage loan secured by Montehiedra. The loan has been extended from July 2016 to July 2021 and separated into two tranches, a senior $90.0 million position with interest at 5.33% to be paid currently and a junior $30.0 million position with interest accruing at 3.0%. As part of the planned redevelopment of the property, we committed to fund $20.0 million through an intercompany loan for leasing and building capital expenditures of which $9.4 million has been funded as of December 31, 2015. This $20.0 million intercompany loan is senior to the $30.0 million position noted above and accrues interest at 10%. Both the intercompany loan and related interest are eliminated in our consolidated financial statements. We incurred $2.0 million of lender fees in connection with the loan modification.

Below is a summary of contractual obligations and commitments as of December 31, 2015:

(Amounts in thousands)	Commitments Due by Period
	Total	2016	2017	2018	2019	2020	Thereafter
Contractual cash obligations(1)
Long-term debt obligations	$1,540,659	$69,214	$69,300	$148,515	$64,792	$575,469	$613,369
Operating lease obligations	75,188	8,847	8,515	7,186	6,863	4,619	39,158
	$1,615,847	$78,061	$77,815	$155,701	$71,655	$580,088	$652,527
Commitments:
Standby letters of credit	$53	$53	$—	$—	$—	$—	$—
(1) Includes interest and principal payments. Interest on variable rate debt is computed using rates in effect as of December 31, 2015.

Capital Expenditures

The following table summarizes anticipated 2016 capital expenditures and leasing commissions.

(Amounts in thousands)
Maintenance Capital Expenditures	$13,100
Tenant Improvements	12,800
Leasing commissions	2,600
Total capital expenditures and leasing commissions	$28,500

As of December 31, 2015, we had approximately $122.8 million of redevelopment, development and anchor repositioning projects at various stages of completion and anticipate that these projects will require an additional $91.0 million over the next three years to complete. We expect to fund these projects using cash on hand, proceeds from dispositions, borrowings under our line of credit and/or using secured debt, or issuing equity.

Commitments and Contingencies

Letters of Credit: As of December 31, 2015, $0.1 million letters of credit were outstanding.

Loan Commitments: In January 2015 we completed a modification of the $120.0 million, 6.04% mortgage loan secured by Montehiedra. As part of the planned redevelopment of the property, we committed to fund $20.0 million through an intercompany loan for leasing and other capital expenditures of which $9.4 million has been funded as of December 31, 2015.

Master Leases: Our mortgage loans are non-recourse to us.  However, in certain cases, we have master-leased tenant space.  These master leases terminate upon either the satisfaction of certain circumstances or the repayment of the underlying mortgage loans.  As of December 31, 2015, the aggregate amount of these master leases was approximately $9.2 million.

Insurance

We maintain general liability insurance with limits of $200 million per occurrence and all-risk property and rental value insurance coverage with limits of $500 million ($150 million for properties in Puerto Rico) per occurrence, with sub-limits for certain perils such as floods and earthquakes on each of our properties.  We also maintain coverage for terrorism acts with limits of $500 million ($150 million for properties in Puerto Rico) per occurrence and in the aggregate (excluding coverage for nuclear, biological, chemical or radiological terrorism events) as defined by the Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020.  Insurance premiums are allocated to each of the retail properties as well as warehouses.  We are responsible for deductibles and losses in excess of insurance coverage, which amounts could be material.

We continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism.  However, we cannot anticipate what coverage will be available on commercially reasonable terms in the future.

Our mortgage loans are non-recourse and contain customary covenants requiring adequate insurance coverage.  Although we believe that we currently have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future.  If lenders insist on greater coverage than we are able to obtain, it could adversely affect our ability to finance our properties and expand our portfolio.

Environmental Matters

Each of our properties has been subjected to varying degrees of environmental assessment at various times. Based on these assessments and the estimated remediation costs, we accrued costs of $1.4 million on our consolidated balance sheet as of December 31, 2015 for potential remediation at two properties. While this accrual reflects our best estimate of the potential costs of remediation, no amounts have currently been expended and there can be no assurance that the actual costs will not exceed this amount. With respect to our other properties, the environmental assessments did not reveal any material environmental contamination. However, there is no assurance that the identification of previously unidentified of contamination, changes in the scope of identified contamination, or changes in cleanup requirements would not result in significant costs to us.

Bankruptcies

Although base rent is supported by long-term lease contracts, tenants who file bankruptcy may have the legal right to reject any or all of their leases and close related stores. In the event that a tenant with a significant number of leases in our shopping centers files bankruptcy and cancels its leases, we could experience a reduction in our revenues. We monitor the operating performance and rent collections of all tenants in our shopping centers, especially those tenants in arrears or operating retail formats that are experiencing significant changes in competition, business practice, or store closings in other locations. We are not aware of the pending bankruptcy of or announced store closings by any tenants in our shopping centers that would individually cause a material reduction in our revenues.

Inflation and Economic Condition Considerations

Most of our leases contain provisions designed to partially mitigate the impact of inflation. Although inflation has been low in recent periods and has had a minimal impact on the performance of our shopping centers, there are more recent data suggesting that inflation may be a greater concern in the future given economic conditions and governmental fiscal policy. Most of our leases require tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation, although some larger tenants have capped the amount of these operating expenses they are responsible for under the lease. A small number of our leases also include percentage rent clauses enabling us to receive additional rent based on tenant sales above a predetermined level, which sales generally increase as prices rise and are typically related to increases in the Consumer Price Index or similar inflation indices.

Summary of Cash Flows

Our cash flow activities are summarized as follows:

	Twelve Months Ended December 31,
(Amounts in thousands)	2015	2014	Increase (Decrease)
Net cash provided by operating activities	$138,078	$105,688	$32,390
Net cash used in investing activities	$(65,490)	$(44,504)	$(20,986)
Net cash provided by (used in) financing activities	$93,795	$(63,807)	$157,602

Cash and cash equivalents were $169.0 million at December 31, 2015, compared to $2.6 million as of December 31, 2014, an increase of $166.4 million. Net cash provided by operating activities of $138.1 million for 2015 was comprised of (i) $124.0 million increase in cash from operating income and (ii) $14.1 million net increase in cash due to timing of cash receipts and payments related to changes in operating assets and liabilities. Net cash used in investing activities of $65.5 million for 2015 was comprised of (i) $36.3 million of real estate additions, (ii) $30.1 million of real estate acquisitions partially offset by, (iii) $0.9 million decrease in restricted cash related to a decrease in escrow deposits. Net cash provided by financing activities of $93.8 million for 2015 was comprised of (i) $227.7 million of Vornado’s contributions, net, in connection with the spin-off partially offset by, (ii) $84.1 million of distributions paid to unitholders, (iii) $44.7 million for debt repayments and (iv) $5.2 million of debt issuance costs primarily related to our revolving credit facility.

Cash and cash equivalents were $2.6 million as of December 31, 2014, compared to $5.2 million as of December 31, 2013, a decrease of $2.6 million. This decrease resulted from $105.7 million of net cash provided by operating activities, offset by $44.5 million of net cash used in investing activities and $63.8 million of net cash used in financing activities. Our combined outstanding debt was $1.3 billion as of December 31, 2014, an $87.8 million increase from the balance as of December 31, 2013. Net cash provided by operating activities of $105.7 million was comprised of (i) net income of $65.8 million, (ii) $51.1 million of non-cash adjustments, which include depreciation and amortization and the effect of straight-lining of rental income, and (iii) the net decrease in operating assets and liabilities of $11.2 million. Net cash used in investing activities of $44.5 million was comprised of (i) $45.6 million of real estate additions and (ii) a $1.1 million decrease in restricted cash. Net cash used in financing activities of $63.8 million was comprised of (i) $42.5 million for debt repayments, (ii) $148.8 million of change in Vornado’s distributions, net, and (iii) $2.5 million of debt issuance costs, partially offset by (iv) $130.0 million of proceeds from borrowings.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of December 31, 2015 or December 31, 2014.